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EQUUS II INCORPORATED ANNOUNCES SALE OF ALENCO

HOUSTON (May 20, 2004) – Equus II Incorporated (NYSE: EQS) today announced the completion of the sale of Alenco Holding Corporation for approximately $11 million, with $9.7 million paid at closing and $1.3 million deposited in an escrow account payable over the next three years, pending certain representations and warranties.

“The Fund is pleased with its return from our investment in Alenco,” stated Sam P. Douglass, Chairman and Chief Executive Officer of Equus. “We are now adequately funded to pursue an aggressive investment program over the next three years. As part of this Fund’s investment strategy, we will also continue to review opportunistic sales of our existing portfolio to allow for new investment opportunities.”

“The Alenco management team has done an outstanding job in taking a difficult situation and bringing it to maturity for the shareholders,” continued Mr. Douglass. “We commend them and wish them the best going forward.”

Alenco Holding Corporation manufactures aluminum and vinyl windows in two plants, one in Bryan, Texas and one in Peachtree City, Georgia, for single and multi-family residential purposes. Alenco distributes its products through a network of over 200 customers in twenty states.

Equus II is a business development company and seeks to generate current distributions of net investment income and long-term capital gains by making equity-oriented investments in small to medium-sized privately owned companies. The current portfolio consists of investments in 14 businesses in various industries and two venture capital firms. Information on Equus II Incorporated and other Equus entities may be obtained on the Internet. The company’s home page address is www.equuscap.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Fund’s control which may cause the actual results, performance or achievement of the Fund to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Fund’s periodic filings with the Securities and Exchange Commission.